                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-12



                              Bob Evans Farms, Inc.
       ------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

            -------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         (1)    Title of each class of securities to which transaction applies:

                ---------------------------------------------------------------

         (2)    Aggregate number of securities to which transaction applies:

                ---------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                            ---------------------------------------------------

         (4)    Proposed maximum aggregate value of transaction:

                ---------------------------------------------------------------

         (5)    Total fee paid:
                               ------------------------------------------------

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)    Amount Previously Paid:
                                       ----------------------------------------
         (2)    Form, Schedule or Registration Statement No.:
                                                             ------------------
         (3)    Filing Party:
                             --------------------------------------------------
         (4)    Date Filed:
                           ----------------------------------------------------

                           [BOB EVANS FARMS(R) LOGO]

                                3776 S. High St.
                              Columbus, Ohio 43207

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        Monday, Sept. 8, 2003, at 9 a.m.
                                Southern Theatre
                                 21 E. Main St.
                              Columbus, Ohio 43215

                                                                    Aug. 1, 2003

To Our Stockholders:

We are pleased to invite you to the annual meeting of stockholders of Bob Evans Farms, Inc. on Monday, Sept. 8, 2003, 9 a.m., Eastern Daylight Time, at the Southern Theatre at 21 E. Main St. in Columbus, Ohio. Business for the meeting includes:

(1)   electing three directors to serve for terms of three years each and

(2)   transacting other business that may properly come before the meeting.

Juice, coffee and pastries will be available between 8 a.m. and 9 a.m. We hope you will take this opportunity to become acquainted with the officers and directors of your company.

Only stockholders of record at the close of business on July 18, 2003, will be entitled to vote by proxy or in person at the annual meeting. We look forward to seeing you at the meeting.

                                            Sincerely,

                                            /s/ Stewart K. Owens

                                            Stewart K. Owens
                                            Chairman of the Board and
                                            Chief Executive Officer

                              BOB EVANS FARMS, INC.
                                3776 S. HIGH ST.
                              COLUMBUS, OHIO 43207

                               GENERAL INFORMATION

The board of directors of Bob Evans Farms, Inc. is soliciting your proxy in connection with our 2003 annual meeting of stockholders. This proxy statement summarizes information that you will need in order to vote.

MAILING

We began mailing this proxy statement and the enclosed proxy card on or about Aug. 1, 2003, to Bob Evans stockholders of record at the close of business on July 18, 2003. We also are sending the Bob Evans Farms, Inc. 2003 annual report, which includes financial statements for the fiscal year ended April 25, 2003.

MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS

The Securities and Exchange Commission ("SEC") permits companies and intermediaries (e.g., brokers) to deliver one copy of the annual report and proxy statement to any household at which two or more stockholders reside if the company believes those stockholders are members of the same family or otherwise share the same address. This process, which is commonly referred to as "householding," reduces the volume of duplicative information stockholders receive and reduces the company's printing and mailing expenses. Each stockholder will continue to receive a separate proxy card.

In accordance with a notice sent last year to eligible stockholders who share the same address, the company and a number of brokers are sending only one proxy statement and annual report to stockholders residing at the same address, unless different instructions have been received from an affected stockholder. The company will promptly deliver, upon written or oral request, a separate copy of this proxy statement and/or the annual report to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Stock Transfer Department at Bob Evans Farms, Inc., 3776 S. High St., Columbus, Ohio 43207, or (614) 492-4952.

Stockholders residing at the same address and currently receiving only one copy of the proxy statement and annual report may request that multiple copies of these documents be delivered in the future by contacting their brokers or the company at the address or telephone number set forth above.

Stockholders residing at the same address who currently receive multiple copies of the proxy statement and annual report may request that only a single copy of these materials be mailed in the future by contacting their brokers or the company at the address or telephone number set forth above.

                               VOTING INFORMATION

WHO MAY VOTE?

Only stockholders of record at the close of business on July 18, 2003, are entitled to vote at the annual meeting or any adjournment of the meeting. At the close of business on July 18, 2003, there were 34,658,307 shares of common stock, par value $.01 per share, outstanding. Each common share entitles the holder to one vote per each item to be voted upon at the annual meeting.

HOW DO I VOTE?

Whether or not you plan to attend the annual meeting, we urge you to vote in advance by proxy. To do so, you may:

- call (800) 690-6903,

- log onto www.proxyvote.com or

- complete, sign and date the enclosed proxy card and return it promptly in the envelope provided.

The deadline for transmitting voting instructions electronically via the Internet or telephonically is 11:59 p.m., Eastern Daylight Time, on Sept. 7, 2003. The Internet and telephone voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been properly recorded. If you vote through the Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers and telephone companies.

HOW WILL MY SHARES BE VOTED?

Those common shares represented by properly executed proxies or properly authenticated votes recorded electronically through the Internet or by telephone that are received prior to the annual meeting and not revoked will be voted as you direct. All valid proxies received prior to the annual meeting which do not specify how common shares should be voted (excluding broker non-votes) will be voted FOR the election as directors of the nominees listed below under "ELECTION OF DIRECTORS."

MAY I CHANGE MY VOTE?

Yes, you may revoke a proxy at any time before it is voted by any of the following ways:

- sending written notice to the secretary of the company at the address given previously,

- submitting a later-dated proxy which must be received by the company prior to the annual meeting,

-    casting a new vote via the Internet or by calling (800) 690-6903 or

- attending the annual meeting and giving notice of such revocation in person if the shares are held in your name. Simply attending the annual meeting will not constitute revocation of a proxy.

WHO PAYS THE COST OF PROXY SOLICITATION?

The company will pay the expenses of soliciting proxies other than the Internet access and telephone usage charges described above. Officers and employees of the company may solicit proxies by further mailings, by telephone or by personal contact without receiving any additional compensation for such solicitations. The company will pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries for forwarding proxy materials to the beneficial stockholders.

WHAT CONSTITUTES A QUORUM?

Under our by-laws, a quorum is a majority of the voting power of the outstanding shares of stock entitled to vote. Common shares that have the authority to vote withheld will be counted for quorum purposes, but will not be counted toward the election of directors or toward the election of the individual nominees specified on the proxy card.


WHAT IF MY SHARES ARE HELD IN STREET NAME THROUGH A BROKER?

If you hold your common shares in "street name" with a broker, bank or other holder of record, you should review the information provided to you by such holder of record. This information will set forth the procedures you need to follow in instructing the holder of record how to vote your "street name" common shares and how to revoke previously given instructions.

If you do not furnish voting instructions to the broker/dealer who holds your common shares, the broker/dealer may sign and submit a proxy for those common shares and may vote those common shares on routine matters, including the election of directors.

All valid proxies submitted to the company by broker/dealers which have not been voted on certain matters are referred to as broker non-votes. Broker non-votes will be counted toward the establishment of a quorum. However, broker non-votes will not be counted toward the election of directors or toward the election of individual nominees named in the form of proxy.

                                 STOCK OWNERSHIP

The following table shows the only stockholder known to the company to be the beneficial owner of more than five percent of the company's outstanding common shares.

  NAME AND ADDRESS                       AMOUNT AND NATURE
OF BENEFICIAL OWNER                   OF BENEFICIAL OWNERSHIP     PERCENT OF CLASS(1)
-------------------                   -----------------------     -------------------
Ariel Capital Management, Inc.              5,377,464(2)                 15.5%
200 E. Randolph Dr., Ste. 2900
Chicago, Ill. 60601

-------------------

(1) The percent of class is based upon 34,658,307 common shares outstanding on July 18, 2003.

(2) This number is based on information contained in a Schedule 13G filed with the SEC by Ariel Capital Management, Inc. on May 12, 2003. Ariel Capital Management, Inc. is a registered investment adviser and all of these common shares are owned by its investment advisory clients. John W. Rogers Jr., chairman, chief executive officer and principal shareholder of Ariel, has disclaimed beneficial ownership of the common shares held by Ariel.

The following table summarizes the company's common shares beneficially owned by each director and each executive officer named in the summary compensation table (page 14) and by all directors and executive officers of the company as a group, as of July 18, 2003:



                                   AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)
                           ------------------------------------------------------------
                                              COMMON SHARES WHICH
                                                CAN BE ACQUIRED
                                                UPON EXERCISE OF
NAME OF BENEFICIAL         COMMON SHARES      OPTIONS EXERCISABLE             PERCENT OF
 OWNER OR GROUP            PRESENTLY HELD       WITHIN 60 DAYS        TOTAL    CLASS(2)
---------------------------------------------------------------------------------------
Scott D. Colwell(3)           10,010(4)              13,310           23,320      (*)
Larry C. Corbin(3)            40,768(5)             160,248          201,016      (*)
Daniel E. Evans              127,008(6)             268,285          395,293     1.1%
Daniel A. Fronk               22,466(7)               9,466           31,932      (*)
Michael J. Gasser              7,559                  9,466           17,025      (*)
E.W. (Bill) Ingram III        13,292                  9,466           22,758      (*)
Cheryl L. Krueger-Horn         5,476                  9,466           14,942      (*)
G. Robert Lucas                9,521(8)               9,466           18,987      (*)
Stewart K. Owens(3)          212,124(9)             408,787          620,911     1.8%
Robert E.H. Rabold             6,172(10)              7,866           14,038      (*)
Donald J. Radkoski(3)         13,864(11)             89,838          103,702      (*)
Roger D. Williams(3)          17,870(12)            110,331          128,201      (*)

All current executive        503,311(13)          1,165,784        1,669,095     4.8%
officers and directors
as a group (17 persons)

* Represents ownership of less than 1 percent of the outstanding common shares of the company.

(1) Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to all of the common shares reflected in the table. All fractional common shares have been rounded to the nearest whole common share.

(2) The percent of class is based on 34,658,307 common shares outstanding on July 18, 2003, and includes the number of common shares that the named person has the right to acquire beneficial ownership of upon the exercise of stock options exercisable within 60 days of July 18, 2003.

(3)  Executive officer of the company named in the summary compensation table.

(4) Represents common shares of the company held jointly by Mr. Colwell and his spouse, as to which he shares voting and investment power.

(5) Includes 219 common shares held by Mr. Corbin's spouse, as to which she has sole voting and investment power. Mr. Corbin also holds one non-voting preferred share of BEF REIT, Inc., a subsidiary of the company ("BEF REIT"), as to which he has sole investment power. Mr. Corbin's spouse holds one non-voting preferred share of BEF REIT, as to which she has sole investment power.

(6) Includes 37,226 common shares held by Evans Enterprises, Inc. In his capacity as chairman, chief executive officer and sole shareholder of Evans Enterprises, Inc., Mr. Evans may be deemed to have sole voting and investment power with respect to the common shares held by that corporation. The number shown also includes 21,500 common shares held in a charitable remainder trust of which Mr. Evans and his spouse are beneficiaries and for which Mr. Evans serves as trustee and has sole voting and investment power. Mr. Evans disclaims beneficial ownership of the common shares held by the trust except to the extent of his and his spouse's pecuniary interest therein. The number shown also includes two common shares held by Mr. Evans' spouse, as to which she has sole voting and investment power; 203 common shares held by Mr. Evans' stepson, as to which he has sole voting and investment power and 202 common shares held by Mr. Evans' stepdaughter, as to which she has sole voting and investment power. Mr. Evans disclaims beneficial ownership of the common shares held by his stepchildren. Additionally, Mr. Evans holds one non-voting preferred share of BEF REIT, as to which he has sole investment power.

(7) Includes 5,133 common shares held in the Josephine A. Fronk Trust for which Mr. Fronk serves as trustee and has sole voting and investment power.

(8) Includes 3,678 common shares held by Mr. Lucas in a KEOGH plan for the benefit of Mr. Lucas.

(9) Mr. Owens holds one non-voting preferred share of BEF REIT, as to which he has sole investment power. Mr. Owens' spouse holds one non-voting preferred share of BEF REIT, as to which she has sole investment power. Mr. Owens also holds two non-voting preferred shares of BEF REIT as custodian for the benefit of his children.

(10) Includes 650 shares held in a trust for the benefit of Mr. Rabold's grandchildren for which Mr. Rabold's spouse serves as trustee and has sole voting and investment power.

(11) Includes 35 common shares held by Mr. Radkoski as custodian for the benefit of his children. Additionally, Mr. Radkoski holds one non-voting preferred share of BEF REIT, as to which he has sole investment power. Mr. Radkoski also holds two non-voting preferred shares of BEF REIT as custodian for the benefit of his children.

(12) Mr. Williams holds one non-voting preferred share of BEF REIT, as to which he has sole investment power. Mr. Williams' spouse holds one non-voting preferred share of BEF REIT, as to which she has sole investment power.

(13) See notes (4) through (12) above. As a group, the current directors and executive officers of the company and their immediate family members who reside with them hold 24 non-voting preferred shares of BEF REIT.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The company's directors, executive officers and any persons holding more than 10 percent of the company's outstanding common shares are required to report their initial ownership of common shares and any subsequent changes in their ownership to the SEC. Specific due dates have been established by the SEC, and the company is required to disclose in this proxy statement any late reports. Based on its review of (1) Section 16(a) reports filed on behalf of these individuals for their transactions during the company's 2003 fiscal year and (2) documentation received from one or more of these individuals that no annual Form 5 reports were required to be filed for them for the company's 2003 fiscal year, the company believes that all SEC filing requirements were met, except that Larry C. Corbin did not timely report on a Form 5 his wife's inheritance of 214 of the company's common shares on April 22, 2002, and Roger D. Williams did not timely report on a Form 5 his gift of 600 of the company's common shares in 1998.



                              ELECTION OF DIRECTORS

There are currently nine members of the board of directors. Based on the bylaws of the company, the directors have been divided into three classes of three directors each. Class I directors currently serve until the annual meeting in 2005, class II directors currently serve until the annual meeting in 2003 and class III directors currently serve until the annual meeting in 2004. At the annual meeting, three class II directors will be elected for three-year terms.

Based on the recommendation of the nominating committee, the board of directors has designated Larry C. Corbin, Stewart K. Owens and Robert E.H. Rabold as nominees for election as class II directors of the company for terms expiring in 2006. The common shares represented by all valid proxies will be voted as specified, or if no instructions are given, for the board's nominees. The board of directors believes that all of the nominees will be available and able to serve if elected to the board. However, if a nominee is unavailable for election, the persons designated as management proxies will have complete discretion to vote for the remaining nominees, as well as any substitute nominee(s) proposed by the board of directors.

Under Delaware law and the company's bylaws, the three nominees for election as class II directors receiving the greatest number of votes will be elected as class II directors.

The following table shows the nominees for election to the board of directors, the directors of the company whose terms in office will continue after the annual meeting and information about each nominee and continuing director. Unless otherwise indicated, each person has held his or her principal occupation for more than five years.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF ALL NOMINEES LISTED BELOW.

NAME, AGE                                                 PRINCIPAL OCCUPATION FOR PAST
AND YEAR BECAME DIRECTOR                                  FIVE YEARS AND OTHER INFORMATION
----------------------------------                        --------------------------------
                    NOMINEES - TERMS TO EXPIRE IN 2006 (CLASS II)

Larry C. Corbin, age 61                                   Executive Vice President of Restaurant
Director since 1981.                                      Operations of the company since 1995.

Stewart K. Owens, age 48                                  Chairman of the Board, Chief Executive Officer,
Director since 1987.                                      President and Chief Operating Officer since
                                                          2001; Chief Executive Officer, President and
                                                          Chief Operating Officer from 2000 to 2001;
                                                          President and Chief Operating Officer from
                                                          1995 to 2000; in each case of the company.

Robert E.H. Rabold, age 64                           Retired Chairman since 2001; Chairman of the
Director since 1994.                                 Board and Chief Executive Officer from 1988 to
                                                     2001; President from 1986 to 2000; in each case
                                                     of The Motorists Mutual Insurance Co.,
                                                     Columbus, Ohio.

                 CONTINUING DIRECTORS - TERMS TO EXPIRE IN 2004 (CLASS III)

Daniel E. Evans, age 66                              Retired Chairman since 2001; Chairman of the
Director since 1957.                                 Board from 2000 to 2001; Chairman of the
                                                     Board, Chief Executive Officer and Secretary
                                                     from 1971 to 2000; in each case of the company.

Michael J. Gasser, age 52                            Chairman of the Board and Chief Executive
Director since 1997.                                 Officer since 1994 of Greif, Inc., a manufacturer
                                                     of shipping containers and containerboard,
                                                     Delaware, Ohio.

E.W. (Bill) Ingram III, age 52                       President and Chief Executive Officer since
Director since 1998.                                 1972 of White Castle System, Inc., a quick-
                                                     service hamburger chain, Columbus, Ohio.

                    CONTINUING DIRECTORS - TERMS TO EXPIRE IN 2005 (CLASS I)

Daniel A. Fronk, age 67                              Retired Senior Executive Vice President and
Director since 1981.                                 Board Member since 1997 of The Ohio
                                                     Company, an investment banking firm,
                                                     Columbus, Ohio.

Cheryl L. Krueger-Horn, age 51                       President and Chief Executive Officer since
Director since 1993.                                 1986 of Cheryl & Co. Inc., a manufacturer and
                                                     retailer of gourmet foods and gifts, Columbus,
                                                     Ohio.

G. Robert Lucas, age 59                              Trustee since 2002 of The Jeffrey Trusts,
Director since 1986.                                 trusts for the descendants of Joseph A. Jeffrey;
                                                     Of Counsel Attorney from 2001 to 2002 of
                                                     Vorys, Sater, Seymour and Pease LLP,
                                                     Attorneys at Law, Columbus, Ohio; Executive
                                                     Vice President, General Counsel and Secretary
                                                     from 1997 to 2001 of The Scotts Company, a
                                                     manufacturer of lawn and garden products,
                                                     Marysville, Ohio.

Daniel E. Evans, a director of The Sherwin-Williams Company and National City Corporation, and Michael J. Gasser, a director of Greif, Inc., are the only directors of the company who are also directors of another company with a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") or which is otherwise subject to the reporting requirements of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Vorys, Sater, Seymour and Pease LLP is general counsel to the company. It rendered legal services to the company during the 2003 fiscal year and continues to do so. G. Robert Lucas, a director of the company, was a partner of Vorys, Sater, Seymour and Pease LLP until 1997 and returned to the firm as an of counsel attorney from October 2001 to November 2002.

                      THE BOARD AND COMMITTEES OF THE BOARD

The company's board of directors currently consists of nine directors as described in "ELECTION OF DIRECTORS." The current board members and nominees for election include two current members of the company's senior management, one former member of the company's senior management and six directors who qualify as "independent" under Rule 4200(a)(14) of The Nasdaq Stock Market ("Nasdaq"), as currently in effect. Robert E.H. Rabold serves as the "lead independent director." The primary responsibilities of the board of directors are oversight, counseling and direction to the company's management in the long-term interests of the company and its stockholders.

The board of directors and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The independent directors also meet periodically without management present, and the board's lead independent director leads those sessions. The board of directors held four meetings during the 2003 fiscal year. All directors are expected to attend each meeting of the board and the committees on which he or she serves. In fiscal 2003, no director attended less than 75 percent of all the meetings of the board and the committees on which he or she served.

The board of directors has delegated various responsibilities and authority to its standing audit, compensation and nominating committees. Each of these committees has a written charter approved by the board. The following table indicates the directors who currently serve on these committees and the number of committee meetings held during the 2003 fiscal year.

                                                Audit       Compensation      Nominating
           Name                               Committee       Committee       Committee
----------------------------------------------------------------------------------------
Larry C. Corbin
----------------------------------------------------------------------------------------
Daniel E. Evans
----------------------------------------------------------------------------------------
Daniel A. Fronk*                                  -              -                 -
----------------------------------------------------------------------------------------
Michael J. Gasser*                              Chair                              -
----------------------------------------------------------------------------------------
E.W. (Bill) Ingram III*                           -              -
----------------------------------------------------------------------------------------
Cheryl L. Krueger-Horn*                                          -               Chair
----------------------------------------------------------------------------------------
G. Robert Lucas*                                  -
----------------------------------------------------------------------------------------
Stewart K. Owens
----------------------------------------------------------------------------------------
Robert E.H. Rabold*                               -            Chair               -
----------------------------------------------------------------------------------------
Number of committee meetings
held during fiscal 2003                           3              2                 1
----------------------------------------------------------------------------------------

* Independent director under Nasdaq Rule 4200(a)(14) as currently in effect.

- -- Committee member

AUDIT COMMITTEE: The audit committee assists the board of directors in its general oversight of the company's financial reporting, internal controls and audit functions, and is directly responsible for the appointment, compensation and oversight of the work of the company's independent auditors. The responsibilities and activities of the audit committee are described in greater detail in "REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS."

COMPENSATION COMMITTEE: The compensation committee reviews and approves compensation policies, strategies and pay levels necessary to support the company's strategic plan, including executive compensation. The compensation committee also administers the company's stock option and other long-term incentive plans, including reviewing and granting stock options to officers and other employees. For more information, see "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION."

NOMINATING COMMITTEE: The nominating committee identifies and recommends to the board of directors nominees for election or re-election to the board of directors of the company. In carrying out its responsibilities, the nominating committee considers any factors which it deems relevant, including diversity, experience, skill sets and other considerations requested by the board of directors. Mr. Owens stepped down from the nominating committee in November 2002, and Mr. Rabold was appointed to the nominating committee in May 2003.

The nominating committee also considers nominees proposed by stockholders. According to the company's bylaws, nominations for election to the board of directors may be made at a meeting of stockholders by the board of directors of the company or by any stockholder of the company who:

- is a stockholder of record as of the record date for the meeting of stockholders,

-    is entitled to vote for the election of directors at such meeting and

-    complies with the notice procedures below.

Stockholder nominations must be received at the company's corporate office not less than 60 nor more than 90 days prior to the applicable stockholders' meeting. However, if less than 70 days' notice or prior public disclosure of the date of the stockholders' meeting is given to stockholders, a nomination by the stockholder must be received by the company no later than the close of business on the 10th day following when the notice or prior public disclosure of the stockholders' meeting was given.

A stockholder's notice must include:

- information about each person whom the stockholder wants to nominate as required by Regulation 14A under the Exchange Act, which includes the person's written consent to be named in the proxy statement as a nominee and to serve as a director if elected,

- the name and address, as they appear on the company's books, of the stockholder giving the notice and

- the class and number of common shares of the company which are beneficially owned by the stockholder giving the notice.

Only director nominations that meet the requirements of section 3.04 of article III of the company's bylaws will be valid.

The board of directors is in the process of reviewing the rules proposed by Nasdaq relating to audit, compensation and nominating committees and intends to take appropriate action to comply with the Nasdaq rules as well as the requirements of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and the rules and regulations promulgated by the SEC implementing the Sarbanes-Oxley Act once finalized. Additionally, the board of directors is in the process of developing a code of ethics for the company's executive officers and others in light of the requirements of the SEC's rules and regulations implementing the Sarbanes-Oxley Act and the proposed Nasdaq rules relating to the adoption of a code of ethics and compliance program.

             REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The ultimate responsibility for good corporate governance rests with the board of directors, whose primary roles are providing oversight, counseling and direction to the company's management in the best long-term interests of the company and its stockholders. The audit committee of the board of directors has been established for the purpose of overseeing the accounting and financial reporting processes of the company and audits of the company's annual financial statements. During the past year, the Sarbanes-Oxley Act and the rules adopted by the SEC thereunder, added a number of provisions to federal law to strengthen the authority of, and increase the responsibility of, corporate audit committees. Related rules concerning audit committee structure, membership, authority and responsibility have been proposed by Nasdaq and will become applicable to the company if and when they are finally adopted.

The audit committee is made up solely of independent directors, as defined in the Nasdaq rules currently in effect, and it operates under a written charter adopted by the board of directors. In addition, the board of directors has determined that Michael J. Gasser qualifies as an "audit committee financial expert" as defined by current SEC rules.

The composition of the audit committee, the attributes of its members and its responsibilities, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter annually. The charter is presently under review, and it is expected that the board of directors, with the recommendation of the audit committee, will amend the charter later this year to reflect the relevant provisions of the Sarbanes-Oxley Act and related SEC and Nasdaq rules. A copy of the audit committee's charter was most recently published in the company's proxy statement for its 2001 Annual Meeting of Stockholders.

The Sarbanes-Oxley Act and related SEC rules require Nasdaq to adopt rules to prohibit the listing of securities of any issuer which is not in compliance with certain audit committee requirements. The company must be in compliance with these new requirements by its 2004 Annual Meeting of Stockholders. One of the requirements mandates that all audit committee members be "independent" based on two basic criteria. First, audit committee members are barred from accepting any consulting, advisory or other compensatory fee from the company or any of its affiliates, other than in the member's capacity as a member of the board of directors and any board committee. This prohibition would preclude direct and indirect payments to a member as an officer or employee, as well as other compensatory payments. It is already the company's practice to limit fees to all of its independent directors in this manner, so these new rules do not require any change in the company's practice or the membership of its audit committee. The second new basic criterion for determining independence is that a member of the audit committee may not be an affiliated person of the company or any subsidiary of the company apart from his or her capacity as a member of the board of directors and any board committee. In this context, the SEC defines the terms "affiliate" and "affiliated person" to mean "a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified." The SEC defines the term "control" as "the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise." None of the members of the company's audit committee are "affiliated persons" of the company as so defined, so these new rules do not require any change in the company's practice or the membership of its audit committee.

As described more fully in its charter, the purpose of the audit committee is to assist the board of directors in its general oversight of the company's financial reporting, internal controls and audit functions. Management is responsible for the preparation, presentation and integrity of the company's financial statements; accounting and financial reporting principles; internal controls; and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The company has an internal audit function that reports to the audit committee. Internal audit is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of the company's system of internal controls relating to the reliability and integrity of its financial information. Ernst & Young LLP, the company's independent auditing firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards. In accordance with the Sarbanes-Oxley Act and related SEC rules, the audit committee has ultimate authority and responsibility to appoint, compensate, evaluate and, when appropriate, replace the company's independent auditors.

The audit committee members are not professional accountants nor auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors, nor can the audit committee certify that the independent auditors are "independent" under applicable rules. The audit committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the audit committee's members in business, financial and accounting matters. In accordance with the Sarbanes-Oxley Act and related SEC rules, the audit committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

The audit committee has an annual agenda that includes reviewing the company's financial statements, internal controls and audit matters. The chair of the audit committee meets each quarter with Ernst & Young LLP as well as management to review the company's interim financial results before the publication of the company's quarterly earnings press releases. Management's and the independent auditors' presentations to and discussions with the audit committee cover various topics and events that may have significant financial impact and/or are the subject of discussions between management and the independent auditors. Additionally, the audit committee generally oversees the company's internal compliance programs. In accordance with the Sarbanes-Oxley Act and related SEC rules, the audit committee is responsible for, and is in the process of, establishing procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission by company employees, received through established procedures, of concerns regarding questionable accounting or auditing matters.

Among other matters, the audit committee monitors the activities and performance of the company's internal and external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditors may be retained to perform any services. The company's independent auditors provide the audit committee with the written disclosures required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and the audit committee discusses with the independent auditors and management that firm's independence.

In accordance with existing audit committee policy and the more recent requirements of the Sarbanes-Oxley Act and related SEC rules, all services to be provided by Ernst & Young LLP are subject to pre-approval by the audit committee. This includes audit services, audit-related services, tax services and other services. In some cases, pre-approval is provided by the full audit committee. In other cases, Michael J. Gasser, the chair of the audit committee, has the delegated authority from the audit committee to pre-approve additional services, and such pre-approvals are then communicated to the full audit committee. The Sarbanes-Oxley Act and related SEC rules prohibit the company from obtaining certain non-audit services from its auditing firm so as to avoid certain potential conflicts of interest. The company has not obtained any of these services from Ernst & Young LLP since these rules became effective, and the company is able to obtain such services from other service providers at competitive rates.

The following table shows the fees that the company paid or accrued for the audit and other services provided by Ernst & Young LLP for fiscal years 2003 and 2002.


                                         2003               2002
                                       --------           --------
Audit Fees                             $162,000           $137,600
Audit-Related Fees                       22,000             40,400
Tax Fees                                189,000            210,000
All Other Fees                                0                  0
                                       --------           --------
Total                                  $373,000           $388,000

AUDIT FEES: This category includes the audit of the company's annual financial statements, review of financial statements included in the company's Quarterly Reports on Form 10-Q and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and the preparation of an annual "management letter" on internal control matters.

AUDIT-RELATED FEES: This category consists of assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of the company's financial statements and are not reported above under "Audit Fees." The services for the fees disclosed under this category include benefit plan audits, due diligence related to potential mergers and acquisitions and accounting consultations.

TAX FEES: This category consists of professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning. The services for the fees disclosed under this category include tax return preparation and technical tax advice.

ALL OTHER FEES: None

The audit committee has reviewed and discussed the audited consolidated financial statements for fiscal 2003 with management and the independent auditors; management represented to the audit committee that the company's consolidated financial statements were prepared in accordance with generally accepted accounting principles; and the independent auditors represented that their presentations included the matters required to be discussed with the independent auditors by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees." This review included a discussion with management of the quality, not merely the acceptability, of the company's accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the company's financial statements. In reliance on these views and discussions, and the report of the independent auditors, the audit committee has recommended to the board of directors, and the board of directors has approved, the inclusion of the audited consolidated financial statements in the company's Annual Report on Form 10-K for the year ended April 25, 2003, for filing with the SEC.

Submitted by: Audit Committee Members
Michael J. Gasser (chair), Daniel A. Fronk, E.W. (Bill) Ingram III, G. Robert Lucas and Robert E.H. Rabold.

                     REPORT OF THE COMPENSATION COMMITTEE OF
                THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The compensation committee of the board of directors (for purposes of this report, the "committee") has the responsibility of recommending to the board appropriate salaries, annual bonuses and other compensation for the executive officers of the company. The committee, composed entirely of independent directors, also administers the company's stock option and other long-term incentive plans.

COMPENSATION PHILOSOPHY

The company has identified several key principles upon which compensation practices are based. These principles are as follows:

- Compensation practices should enhance the company's financial performance by aligning the financial interests of the company's executive officers with those of the stockholders.

- Financial rewards should be based on both corporate and individual performance.

- A majority of the executive officers' compensation should be "at risk." By tying a majority of the executives' compensation to the company's financial results, Bob Evans achieves a greater degree of "pay for performance."

- Stock-based compensation should form a significant portion of the at-risk compensation, ensuring that significant awards are received by executive officers only when stockholder value is created.

- Compensation levels are set at competitive levels in the marketplace in order to attract and retain key executives. During fiscal 2003, an independent third party consultant was authorized by the committee to review compensation levels of the top five highest paid executives. The independent consultant compared peer data and discussed executive compensation trends with the committee. Generally, the company considers pay levels in relation to those in a peer group of companies in the restaurant and food products businesses.

BASE SALARY

Salaries are targeted to be competitive with those paid to individuals in similar positions at other companies in the company's peer group. In June 2002, the committee met to review the base salaries of the company's executive officers. As a result of this meeting, the committee recommended to the board of directors that the company increase the base salaries of the executive officers named in the summary compensation table. This recommendation was based upon the committee's assessment of the individual performance of the respective executive officer, the performance of the company and comparative data of peer group companies relating to executive compensation and the independent consultant's evaluation.

BONUSES

The company's overall philosophy with respect to the granting of bonus awards to executive officers is that a significant portion of each executive officer's total compensation should be based on:

- individual performance, including the performance of the individual's business unit, where appropriate, and

-    the company's overall performance.

At the beginning of the 2003 fiscal year, individual performance goals were established for each executive officer, including in some cases, but not limited to, business unit financial results, department budget goals, special project goals and personnel management goals. In addition, goals relating to overall company performance, including net income and earnings per share, were also established. At the end of fiscal 2003, each executive officer was evaluated based upon his or her individual performance goals for the year, as well as the goals relating to overall company and business unit performance. Based on these evaluations, initial bonus levels were established for each executive officer and reviewed by management. Management's recommendations were then reviewed by the committee, which made recommendations to the board of directors.

For fiscal 2003, the company's reported diluted earnings per share increased 9.9 percent, while net income increased 10.9 percent over the previous fiscal year, primarily due to improved operating margins in the restaurant division and strong operating margins in the food products segment. This overall performance was slightly above the targets set by the committee for the 2003 fiscal year. Due to these financial results, and in consideration of the individual performance of each executive officer, bonuses were awarded that ranged from
91.9 percent to 112.5 percent of the target awards for the five executive officers named in the summary compensation table.

CHAIRMAN AND CHIEF EXECUTIVE OFFICER COMPENSATION

For fiscal 2003, the committee reviewed the performance of Mr. Owens relative to the goals established at the start of the fiscal year. The committee also reviewed comparative data provided by an independent consultant. Under Mr. Owens' leadership, the company achieved net income of $75.1 million, or $2.10 per diluted share, for fiscal 2003 compared with $67.7 million, or $1.91 per diluted share, for fiscal 2002. Results for fiscal 2002 included a net after-tax gain on the disposal of certain assets of $2.3 million, or $.07 per share. Excluding that gain for comparison purposes, fiscal 2003 earnings per share were up 14 percent - on top of fiscal 2002's strong 28 percent increase. Total net sales for fiscal 2003 were approximately $1.1 billion, up 3 percent from the previous year. As a result, the committee voted to award Mr. Owens a bonus of $358,108 for the 2003 fiscal year. The committee also granted Mr. Owens options in fiscal 2003 to purchase 119,801 common shares, as a reward for performance and as an incentive for continuing to increase stockholder value. The committee believes that the total value of Mr. Owens' compensation is appropriate in respect to the company's performance and the comparative data of chief executive officers of competitors as illustrated by the data provided by the independent consultant. The total value of these actions results in a substantial portion of at-risk compensation for Mr. Owens, consistent with the committee's philosophy.

LONG-TERM INCENTIVES

In addition to the salary and bonus compensation outlined above, the company maintains plans which provide executive officers with additional compensation, including stock options. These plans are briefly described below. Awards under these plans are made under the supervision of the committee and in accordance with the criteria described below.

Stock options are the company's primary long-term incentive vehicle. The company has from time to time implemented various stock option plans for the purpose of providing employees and directors long-term incentive based compensation. Under the Bob Evans Farms, Inc. First Amended and Restated 1998 Stock Option and Incentive Plan (the "1998 Stock Option Plan"), the committee may grant incentive stock options ("ISOs") to executive officers and other employees. Also, under the 1998 Stock Option Plan, the committee may grant nonqualified stock options ("NQSOs") to executive officers, other employees and directors. All options are granted with an exercise price equal to the fair market value of the company's common shares on the date of grant. If there is no appreciation in the market value of the company's common shares, the ISOs and NQSOs are valueless.

In June 2002, the committee approved the grant of ISOs to certain key employees, including the five executive officers named in the summary compensation table. During the 2003 fiscal year, the company also issued NQSOs to directors and to the five executive officers named in the summary compensation table. The option grant table included in this proxy statement provides information with respect to the options granted to the five executive officers named in the summary compensation table.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The company maintains a supplemental executive retirement plan which is referred to as the "SERP." The SERP is a "top hat" plan under Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and is not intended to qualify under section 401(a) of the Internal Revenue Code of 1986, as amended (the "code"). The SERP is a defined contribution plan designed to supplement, through annual company contributions, the retirement benefits of its participants. Employees of the company and its subsidiaries are eligible to participate in the SERP only to the extent, and for the period, that they are members of a select group of management or highly compensated employees, as this group is described under sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Participation in the SERP is at the discretion of the committee.

Under the SERP, an annual company contribution is determined, based upon an actuarially determined "target" benefit for each participant. Generally, this target benefit is equal to 55 percent of a participant's average compensation over the five-consecutive-year period (in the last 10 years of employment prior to age 62) during which such compensation is the highest

     - less the participant's benefit under the company's qualified retirement plan derived from company contributions and

     - less 50 percent of the participant's projected Social Security benefit.

Each year, a SERP participant may elect to have the participant's portion of the company's contribution allocated to an account, in his or her name, under the SERP or, when authorized by the compensation committee, the participant may elect to receive NQSOs equal in value to the amount of the participant's portion of the company's contribution. If the participant elects to receive NQSOs in lieu of an allocation to his or her SERP account, no portion of the company's contribution shall be credited to the participant's SERP account.

Generally, a participant in the SERP is entitled to receive a distribution of his or her account upon early retirement (age 55 and 10 or more years of service), normal retirement (age 62) or total and permanent disability (as determined by the company). In addition, in the event of a participant's death while employed by the company, the participant's beneficiary will be entitled to a distribution of such account.

BOB EVANS FARMS, INC. AND AFFILIATES 401(k) RETIREMENT PLAN

Each of the company's executive officers participates in the Bob Evans Farms, Inc. and Affiliates 401(k) Retirement Plan (the "401(k) plan"), the company's qualified retirement plan. Following the conclusion of calendar year 2002, the board of directors voted to contribute $3,589,961 to the 401(k) plan. Each participant in the 401(k) plan received a pro rata share of this contribution and a pro rata share of forfeitures reallocated to participants (such pro rata share, in each case, based upon such participant's eligible compensation). In cases where participants made deferrals to the 401(k) plan, the company contributed $.50 for each $1.00 of deferrals (subject to a limitation of 6 percent of total compensation of each participant making voluntary contributions). Each executive officer had the option of contributing up to 4 percent of his or her compensation (up to a maximum contribution of $8,000) to the 401(k) plan.

EXECUTIVE DEFERRAL PROGRAM

The company maintains an executive deferral program (the "Executive Deferral Program"), which is a "top hat" plan under Title I of ERISA and is not intended to qualify under section 401(a) of the code. The Executive Deferral Program is a defined contribution plan designed primarily to allow its participants to defer a portion of their current compensation in excess of the maximum amount permitted under the applicable provisions of the code with respect to the company's 401(k) plan. Employees of the company and its subsidiaries are eligible to participate in the Executive Deferral Program only to the extent, and for the period, that they are members of a select group of management or highly compensated employees, as this group is described under sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Participation in the Executive Deferral Program is at the discretion of the committee.

Under the terms of the Executive Deferral Program, a participant may elect to defer up to 25 percent of his or her current compensation otherwise payable during the year by the company and up to 100 percent of his or her bonus. The amount deferred will be credited to an account established on the participant's behalf under the Executive Deferral Program. Also, the company will credit an additional amount to the participants' accounts. This amount is based on participants' deferrals and is the same as the rate of the company's contribution to the 401(k) plan. Generally, a participant will be eligible to receive a distribution of his or her account at termination of employment or at an earlier date specified by the participant. In addition, in the event of a participant's death while employed by the company, the participant's beneficiary will be entitled to a distribution of such account.

CONCLUSION

The committee believes that the compensation program outlined in this report and the compensation paid to the executive officers is consistent with the goals and objectives of the company.

Submitted by:  Compensation Committee Members
Robert E.H. Rabold (chair), Daniel A. Fronk, Cheryl L. Krueger-Horn and E.W.
(Bill) Ingram III

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Vorys, Sater, Seymour and Pease LLP is general counsel to the company. It rendered legal services to the company during the 2003 fiscal year and continues to do so. G. Robert Lucas, a director of the company, was a partner of Vorys, Sater, Seymour and Pease LLP until 1997 and returned to the firm as an of counsel attorney from October 2001 to November 2002. Mr. Lucas served on the company's compensation committee until May 7, 2002.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

The following table summarizes, for the past three fiscal years, annual and long-term compensation for the company's chief executive officer and the four other most highly compensated executive officers ("named executive officers") of the company.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                        COMPENSATION
                                         ANNUAL COMPENSATION               AWARDS
                                        ---------------------     -------------------------
NAME AND                                                         SECURITIES
PRINCIPAL                      FISCAL                            UNDERLYING     ALL OTHER
POSITION                        YEAR    SALARY(1)     BONUS       OPTIONS      COMPENSATION
--------                       ------   ---------   ---------    ----------    ------------
Stewart K. Owens:                2003   $ 544,930    $ 358,108     119,801(2)     $ 531,839(3)
 Chairman of the Board,          2002   $ 496,700    $ 601,910     174,000        $ 243,700
 Chief Executive Officer,        2001   $ 470,400    $ 207,708     145,477        $   5,654
 President and Chief
 Operating Officer

Larry C. Corbin:                 2003   $ 348,777    $ 167,189      58,401(2)     $ 661,901(3)
 Executive Vice                  2002   $ 335,917    $ 321,357      94,000        $ 108,870
 President of                    2001   $ 323,550    $ 102,706      87,238        $  93,037
 Restaurant Operations

Roger D. Williams:               2003   $ 319,608    $ 132,174      47,636(2)     $ 224,482(3)
 Executive Vice                  2002   $ 307,316    $ 206,055      79,000        $  52,595
 President of                    2001   $ 295,500    $ 104,623      76,406        $   7,017
 Food Products
 Division

Donald J. Radkoski:              2003   $ 294,814    $ 145,933      40,301(2)     $ 203,535(3)
 Chief Financial                 2002   $ 283,475    $ 255,128      60,678        $  58,918
 Officer, Treasurer              2001   $ 267,430    $  97,344      51,808        $   7,210
 and Secretary

Scott D. Colwell:                2003   $ 226,958    $  46,508       8,678(2)     $  34,805(3)
  Senior Vice                    2002          (4)
  President of Marketing         2001          (4)

(1) "Salary" includes directors' fees received by both Messrs. Owens and Corbin during the 2003, 2002 and 2001 fiscal years in the amounts of $14,400 each year except for $15,400 received by Mr. Owens in fiscal 2001.

(2)  See the table under "Grants of Options."

(3) Includes company contributions to the 401(k) plan for each of the named executive officers listed during the 2003 fiscal year in the amount of $4,000. Also, includes amounts related to deferred compensation programs for Messrs. Owens, Corbin, Williams, Radkoski and Colwell during the 2003 fiscal year of $527,839; $657,901; $220,482; $199,535 and $30,805, respectively.

(4) Mr. Colwell was not named an executive officer of the company until fiscal 2003.

GRANTS OF OPTIONS

The following table sets forth information concerning individual grants of ISOs and NQSOs made during the 2003 fiscal year to each of the named executive officers.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS                                POTENTIAL
                      ------------------------------------------------------        REALIZABLE VALUE AT
                      NUMBER OF         % OF                                      ASSUMED ANNUAL RATES OF
                      SECURITIES    TOTAL OPTIONS                                STOCK PRICE APPRECIATION
                      UNDERLYING     GRANTED TO                                      FOR OPTION TERM(2)
                       OPTIONS      EMPLOYEES IN    EXERCISE    EXPIRATION      -------------------------
    NAME              GRANTED(1)    FISCAL YEAR    PRICE($/SH)     DATE             5%            10%
  ---------          ------------  -------------  ------------ -------------    ----------    -----------
Stewart K. Owens       119,801         16.1%          31.16       6/6/12        $2,347,663     $5,949,439
Larry C. Corbin         58,401          7.8%          31.16       6/6/12        $1,144,447     $2,900,253
Roger D. Williams       47,636          6.4%          31.16       6/6/12        $  933,492     $2,365,652
Donald J. Radkoski      40,301          5.4%          31.16       6/6/12        $  789,753     $2,001,389
Scott D. Colwell         8,678          1.2%          31.16       6/6/12        $  170,057     $  430,958

(1) The options consist of both ISOs and NQSOs, which were granted under the 1998 Stock Option Plan in June 2002, and become exercisable in three equal annual installments beginning one year from the date of grant. Upon a change in control (as defined in the plan) of the company, these ISOs and NQSOs will become fully exercisable as of the date of the change in control.

     - If a participant's employment or service as a director is terminated for any reason other than disability, death, retirement or for cause, the participant must exercise his or her stock options by the end of the original term of the stock options or 90 days after the date of termination of employment, whichever comes first.

     - If a participant's employment or service as a director is terminated due to disability, the participant must exercise his or her stock options by the end of the original term of the stock options or one year after the termination of employment, whichever comes first.

     - If a participant should die while employed or serving as a director, his or her successor in interest must exercise any stock options held by the participant by the end of the original term of the stock options or one year after the participant's death, whichever comes first.

     - If a participant is terminated for cause, the participant's right to exercise his or her stock options immediately terminates.

     - If a participant retires, the participant must exercise his or her ISOs by the earlier to occur of the end of the original term of the ISOs or 90 days after the date of retirement; provided, however, that if the ISOs are not exercised within 90 days of the date of retirement, they will convert automatically into NQSOs and the participant's right to exercise the ISOs converted into NQSOs will terminate at the end of the original term of the option; and the participant must exercise his or her NQSOs by the end of the term of the NQSOs.

(2) The amounts reflected in this table represent certain assumed rates of appreciation only. Actual realized values, if any, on option exercises will be dependent on the actual appreciation in the price of the common shares of the company over the term of the options. There can be no assurances that the potential realizable values reflected in this table will be achieved.

OPTION EXERCISES AND HOLDINGS

The following table outlines options exercised during the 2003 fiscal year by each of the named executive officers and unexercised options held as of the end of the 2003 fiscal year by such named executive officers.

                    AGGREGATE OPTION EXERCISES IN FISCAL 2003
                        AND FISCAL YEAR-END OPTION VALUES

                                                             NUMBER OF                 VALUE OF UNEXERCISED
                         NUMBER OF                     SECURITIES UNDERLYING               IN-THE-MONEY
                        SECURITIES                    UNEXERCISED OPTIONS AT             OPTIONS AT FISCAL
                        UNDERLYING                      FISCAL YEAR-END                   YEAR-END(1)(2)
                         OPTIONS         VALUE      --------------------------     ----------------------------
NAME                    EXERCISED       REALIZED    EXERCISABLE  UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
----------------------------------------------------------------------------------------------------------------
Stewart K. Owens             --               --      262,361       295,426        $2,071,286       $1,539,144
Larry C. Corbin              --               --       80,369       150,147        $  648,423       $  771,399
Roger D. Williams        51,802       $  837,517       42,651       139,692        $  236,073       $  869,576
Donald J. Radkoski       53,798       $  888,498       39,975       106,095        $  242,850       $  617,361
Scott D. Colwell          7,850       $  132,292        3,246        20,651        $   24,183       $  113,456

(1) All values are shown pretax and are rounded to the nearest whole dollar.

(2) Based on the 2003 fiscal year-end closing price of $24.91 per common share.

CHANGE IN CONTROL AND SEVERANCE ARRANGEMENTS

The company has entered into agreements with each of the named executive officers listed in the Summary Compensation Table. These agreements provide the named executive officers with severance benefits if their employment is terminated under certain circumstances related to a "change in control" (as defined in the agreements) of the company.

TERMINATION BY THE COMPANY WITHOUT CAUSE

Each agreement provides that the company may terminate the executive officer without cause effective as of a date specified by the company. If the termination date specified by the company falls within the period beginning six months before and ending 36 months after a change in control, the company must continue to pay the executive officer's compensation and benefits through the date of termination. In addition, the company must pay the executive officer an amount referred to as the "severance payment," which is equal to the sum of:

     - the value of the executive officer's unused vacation and compensation days,

     - 2.99 times the executive officer's average annual taxable compensation for the five fiscal years ending before the change in control,

     - a prorated portion of the executive officer's average cash bonus for the three fiscal years ending before the date his or her employment is terminated and

     - any other change in control benefit the executive officer is entitled to receive under any other plan, program or agreement with the company or any of its subsidiaries.

The company will also continue health and life insurance and other employee welfare benefit plans for the executive officer and his or her family for a period of 36 months following the employment termination date.

TERMINATION BY THE EXECUTIVE OFFICER FOR GOOD REASON

Each agreement provides that the executive officer may terminate his or her employment for "good reason" effective as of a date specified by the executive officer. The executive officer will have "good reason" to terminate his or her employment if, among other things, the company does any of the following without his or her consent at any time after a change in control:

     -    breaches the agreement,

     - reduces the executive officer's title, duties, responsibilities or status,

     - assigns duties to the executive officer that are inconsistent with the executive officer's position,

     - reduces the executive officer's total cash compensation by 10 percent or more,

     - requires the executive officer to relocate to an office more than 50 miles away from his or her current office or

     - fails to continue or adversely modifies any material fringe benefit, compensation, retirement or insurance plan in which the executive officer participated before the change in control.

If the employment termination date specified by the executive officer falls within the period beginning six months before and ending 36 months after the change in control and the executive officer has "good reason" for terminating his or her employment, the company must:

     - pay the executive officer's compensation and benefits through the date of termination,

     -    pay the executive officer the severance payment, and

     - continue health and life insurance and other employee welfare benefit plans for the executive officer and his or her family for a period of 36 months following the employment termination date.

DISABILITY

If the executive officer becomes disabled (as defined in the agreement), the company may terminate the executive officer's employment effective as of a date specified by the company. If the executive officer does not return to work full-time before the specified date, and the specified date falls within the 36-month period following a change in control, the executive officer's employment and the agreement will terminate effective as of that date and the executive officer will receive a lump sum payment equal to the severance payment less:

     -    one-half of the Social Security disability benefit payable,

     - the amount by which the executive officer's company-funded benefit under any retirement or deferred compensation plan is enhanced because of the disability and

     - the value of any company-funded disability income or other benefits the executive officer is entitled to receive under any disability plan or program.

The company will continue to pay the executive officer's compensation and benefits through the employment termination date and will continue health and life insurance and other employee welfare benefit plans for the executive officer and his or her family for a period of 36 months following the employment termination date.

If the company fails to notify the executive officer within 30 days after the date his or her disability began that his or her employment is going to be terminated, the executive officer may terminate his or her employment. In this event, the executive officer will be entitled to the same benefits and payments described above.

DEATH, TERMINATION FOR CAUSE AND RETIREMENT

Each agreement provides that it will terminate and no amounts will be paid to the executive officer if:

     -    the executive dies,

     - the company terminates the executive officer's employment "for cause" (which is defined to include the executive officer's breach of the agreement, willful refusal to perform assigned duties and gross misconduct) or

     - the executive officer retires after attaining the normal or mandatory retirement age specified in the company's retirement policy or any individual retirement agreement between the executive officer and the company.

EFFECT OF SECTION 280G OF THE INTERNAL REVENUE CODE

If any portion of the payments and benefits provided for in an agreement would be considered "excess parachute payments" under section 280G(b)(1) of the code and subject to excise tax, the company will either make tax reimbursement payments to the executive officer or reduce the executive officer's payments to an amount which is $1.00 less than the amount that would be an "excess parachute payment." The company will select the alternative that provides the executive officer with a greater after-tax amount. Notwithstanding the foregoing, if any portion of the payments and benefits provided for in Mr. Owens' agreement (or any other agreement between the company and Mr. Owens) would be considered an "excess parachute payment," the company will pay Mr. Owens an additional amount which, after deduction of any income, withholding and excise tax thereon, equals the excise tax.

TERM AND TERMINATION

Each agreement has a one-year term that is automatically extended for one-year periods unless the agreement is otherwise terminated. An agreement may be terminated if, among other things, the company notifies the executive officer (no later than the Feb. 28 preceding the end of the term) that it does not want to continue the agreement, provided that the company cannot give such notice during the 36-month period following a change in control or at any time after the company learns that activities have begun which would result in a change in control if completed.

COMPENSATION OF DIRECTORS

The current Compensation Program for Directors became effective May 7, 2002, and was revised, effective May 6, 2003. Under the Compensation Program for Directors, all directors who are employees of the company receive a monthly director fee of $1,200 in cash. All nonemployee directors receive a monthly director fee of $2,000 in cash (increased from $1,250 for fiscal 2003). In addition, each director who serves on the audit or compensation committees receives a fee of $1,250 for each committee meeting attended, unless the director is the chair of the committee, in which case the director receives a fee of $2,000 for each committee meeting attended. Each director who serves on the nominating committee receives a fee of $750 for each committee meeting attended, unless the director is the chairperson of the committee, in which case the director receives a fee of $1,000 for each committee meeting attended.

The Compensation Program for Directors also provides that each nonemployee director annually receives common shares of the company with a value equal to $22,000 (increased from $17,000 for the 2003 fiscal year). The number of common shares issued to the nonemployee directors each year is based on the closing price of the company's common shares promptly following the release of fiscal year-end earnings. These common shares are awarded out of the company's 1998 Stock Option Plan.

The Compensation Program for Directors also provides for the award of NQSOs to nonemployee directors based on the closing price of the company's common shares promptly following the release of fiscal year-end earnings. These stock options are awarded out of the 1998 Stock Option Plan following compensation committee approval. The number of stock options granted to each nonemployee director is based upon a value of $17,000 and the application of the Black-Scholes option pricing model. The Black-Scholes option pricing model is a mathematical formula designed to price options "fairly" based upon certain variables including: (i) the price of the underlying shares, (ii) the exercise price of the option, (iii) the current risk-free interest rate, (iv) the time to expiration of the option and (v) the volatility of the underlying shares. The first four variables are readily obtainable, with volatility being the only variable that has to be estimated. The company estimates the volatility of the underlying shares based upon the historical volatility of the company's common shares.

The compensation committee, with the approval of the board of directors of the company, may amend or terminate the Compensation Program for Directors at any time without the approval of the stockholders of the company.

Pursuant to the terms of the Compensation Program for Directors, the company will continue to maintain a life insurance policy with a death benefit of $50,000 on behalf of each director of the company. In addition, group health care is available to nonemployee directors.

                                PERFORMANCE GRAPH

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

The following line graph compares the yearly percentage change in the company's cumulative total stockholder return (as measured by dividing (i) the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the price of the company's common shares at the end and the beginning of the measurement period; by (ii) the difference between the price of the common shares at the beginning and the end of the measurement period) against the cumulative total return of the Standard & Poor's 500 Stock Index ("S&P 500") and the weighted average of the Nasdaq Restaurants and Food Manufacturers Indices (restaurants are weighted 80 percent and food manufacturers 20 percent) for the five-year period ended April 25, 2003. The company modified its peer group index in 2003 so that restaurants are weighted 80 percent and food manufacturers 20 percent to better reflect the company's current composition. In prior years, restaurants were weighted 70 percent and food manufacturers 30 percent in the peer group index. The graph depicts both Nasdaq indices for comparison purposes.


                     TOTAL CUMULATIVE STOCKHOLDER RETURN FOR
                     FIVE-YEAR PERIOD ENDING APRIL 25, 2003

[LINE GRAPH]

                       CUMULATIVE VALUE OF $100 INVESTMENT

                                          1998         1999         2000         2001         2002         2003
                                        -----------------------------------------------------------------------
Nasdaq Restaurant/Food Mfg. Peer        $100.00      $ 82.66      $ 73.58      $ 96.72      $143.80      $120.74
Group (80/20 weighting)

Nasdaq Restaurant/Food Mfg. Peer        $100.00      $ 82.49      $ 73.67      $ 99.88      $151.60      $122.96
Group (70/30 weighting)

S&P 500                                 $100.00      $122.30      $135.00      $118.00      $102.80      $ 87.40

Bob Evans Farms, Inc.                   $100.00      $ 91.90      $ 67.10      $ 98.90      $157.90      $135.10

                      PROXY STATEMENT STOCKHOLDER PROPOSALS

Each year the board of directors submits its nominations for election of directors at the annual meeting of stockholders. Other proposals may be submitted by the board of directors or stockholders for inclusion in the proxy statement for action at each year's annual meeting. Any proposal submitted by a stockholder for inclusion in the proxy statement for the fiscal 2004 annual meeting, presently scheduled for Sept. 13, 2004, must be received by the company on or before April 5, 2004. A stockholder proposal received after April 5, 2004, but on or before June 17, 2004, will not be included in the proxy materials, but may be presented at the 2004 annual meeting. The individuals named as proxies for the 2004 annual meeting will be entitled to use their discretionary voting authority for proposals received after June 17, 2004, without any discussion of the matter in the company's proxy materials.

                   INFORMATION CONCERNING INDEPENDENT AUDITORS

Ernst & Young LLP, which has served as independent auditors for the company since 1980, has been selected by the audit committee of the company's board of directors to serve in that capacity for fiscal 2004. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                  REPORTS TO BE PRESENTED AT THE ANNUAL MEETING

The company's annual report for the fiscal year ended April 25, 2003, which contains financial statements for such fiscal year and the signed report of Ernst & Young LLP, independent auditors, with respect to such financial statements, will be presented at the annual meeting. The annual report is not to be regarded as proxy soliciting material, and management of the company does not intend to ask, suggest or solicit any action from the stockholders with respect to such report.

                                  OTHER MATTERS

As of the date of this proxy statement, the only business which management intends to present at the annual meeting consists of the matters set forth in this proxy statement. Management knows of no other matters to be brought before the annual meeting by any other person or group. If any other matters should properly come before the annual meeting, or any adjournment(s) thereof, the proxy holders will vote thereon in their discretion, in accordance with their best judgment in light of the conditions then prevailing. All proxies received duly executed and not properly revoked will be voted.

You are requested to vote by either calling (800) 690-6903; visiting the proxyvote.com Web site as indicated on the proxy card; or signing and dating the enclosed proxy card and mailing it promptly in the enclosed envelope. If you later desire to vote in person, you may revoke your proxy, either by written notice delivered to the company or in person at the annual meeting if your shares are held in your name.

                                                  By Order of the
                                                  Board of Directors,

                                                  /s/ Stewart K. Owens

                                                  Stewart K. Owens
                                                  Chairman of the Board and
                                                  Chief Executive Officer

 [BOB EVANS FARMS(R) LOGO]          VOTE BY PHONE - 1-800-690-6903

 3776 SOUTH HIGH STREET             Use any touch-tone telephone to transmit
 COLUMBUS, OH 43207                 your voting instructions up until 11:59 p.m.
                                    Eastern Daylight Time the day before the meeting. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit control number which is located below and then follow the simple instructions the Proxy Voting Service provides you.

                                    VOTE BY INTERNET - WWW.PROXYVOTE.COM

                                    Use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time the day before the meeting. Have your proxy card in hand when you access the Web site. You will be prompted to enter your 12-digit control number which is located below to obtain your records and create an electronic proxy voting instruction form.

                                    VOTE BY MAIL

                                    Indicate your vote, sign your name as it appears on this card and fill in the date and return it in the postage-paid envelope we have provided or return it to Bob Evans Farms, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717. Proxies must be received by 11:59 p.m. Eastern Daylight Time the day before the meeting.


TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
                                                                             BOBEV1              KEEP THIS PORTION FOR YOUR RECORDS
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                DETACH AND RETURN THIS PORTION ONLY

              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BOB EVANS FARMS, INC.

Proxy for annual meeting of stockholders to be held on
Sept. 8, 2003.  THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS.
                                                                                        To withhold authority to vote for a specific
  YOUR BOARD RECOMMENDS YOU VOTE "FOR" ALL NOMINEES.         FOR  WITHHOLD  FOR ALL     nominee, mark "For All Except" and write the
                                                             ALL    ALL      EXCEPT     nominee's number on the line below.
  DIRECTORS

  Election of three class II directors to serve for terms
  of three years each:    01) Larry C. Corbin                [ ]    [ ]       [ ]        _________________________________________
                          02) Stewart K. Owens
                          03) Robert E.H. Rabold

THE UNDERSIGNED STOCKHOLDER(s) AUTHORIZES THE PROXIES TO VOTE UPON SUCH OTHER MATTERS (NONE KNOWN AT THE TIME OF SOLICITATION OF
THIS PROXY) AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT(s) THEREOF IN THEIR DISCRETION.

The undersigned hereby acknowledges receipt of the notice of the annual meeting of stockholders, dated Aug. 1, 2003; the enclosed proxy statement; and the annual report of the company for the fiscal year ended April 25, 2003.

                                                        YES        NO

  Please indicate if you plan to attend this meeting    [ ]        [ ]

  ___________________________________   ____                                      _________________________      ____
  Signature (PLEASE SIGN WITHIN BOX)    Date                                      Signature (Joint Owners)       Date

Aug. 1, 2003

Dear Stockholders:

During our 50th year in business, Bob Evans Farms, Inc. again had record financial results. None of this would be possible without the incredibly strong values upon which our company was founded. Quality, integrity, teamwork, sincerity, tradition, consistency, honesty and safety - these are the values we have identified as being vital to our culture and to our success. These are the values that will continue to drive the way we do business.

I invite you to join us at our annual meeting of stockholders where we will discuss our financial results and our plans - which incorporate our values - aimed at keeping Bob Evans Farms a solid investment for our next 50 years. The ANNUAL MEETING OF STOCKHOLDERS WILL BE MONDAY, SEPT. 8, 2003, AT 9 A.M. AT THE SOUTHERN THEATRE IN COLUMBUS, OHIO. Beginning at 8 a.m., officers and directors will be available to discuss our company's progress, as well as share in refreshments.

WHETHER OR NOT YOU PLAN TO JOIN US AT THE MEETING, PLEASE TAKE THE TIME TO VOTE YOUR PROXY. Your vote is important. There are instructions on the reverse side of this card for voting by Internet, phone or mail. If you choose to vote by Internet, I encourage you to sign up for electronic delivery of the proxy materials and annual report which will expedite delivery, reduce paper usage and decrease mailing costs next year.

Again, I do hope you can join us on Sept. 8.

Sincerely,

/s/ Stewart K. Owens

Stewart K. Owens
Chairman of the Board and
Chief Executive Officer

                                                   BOBEV2
-------------------------------------------------------------------------------
The stockholder(s) of Bob Evans Farms, Inc. (the "company"), identified on this card, appoints Stewart K. Owens and Donald J. Radkoski as the proxies of such stockholder(s), with full power of substitution, to attend the annual meeting of stockholders of the company to be held at the Southern Theatre, 21 E. Main St., Columbus, Ohio 43215, on Monday, Sept. 8, 2003, at 9 a.m., Eastern Daylight Time, and to vote all of the shares of common stock which such stockholder(s) is entitled to vote at the annual meeting.

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BOB EVANS FARMS,
                                      INC.

You may vote using any of the above-mentioned methods. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a signer is a corporation, please sign the full corporate name by authorized officer. Joint owners should both sign.

VOTES WILL BE COUNTED AS FOLLOWS: WHERE A CHOICE IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS INDICATED ON THE REVERSE SIDE OF THIS CARD, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED AS DIRECTORS OF THE COMPANY. IF PRIOR PROXIES HAVE BEEN SUBMITTED FOR THE SAME SHARES REPRESENTED BY THIS CARD, THIS PROXY WILL REPLACE EARLIER PROXIES.

IF SHARES OF COMMON STOCK OF THE COMPANY ARE ALLOCATED TO THE ACCOUNT OF THE STOCKHOLDER IDENTIFIED ON THIS CARD UNDER THE BOB EVANS FARMS, INC. AND AFFILIATES 401(k) RETIREMENT PLAN (THE "401(k) PLAN"), THEN SUCH STOCKHOLDER HEREBY DIRECTS WILMINGTON TRUST COMPANY, THE TRUSTEE OF THE 401(k) PLAN (THE "TRUSTEE"), TO VOTE (i) ALL OF THE SHARES OF COMMON STOCK OF THE COMPANY ALLOCATED TO SUCH STOCKHOLDER'S ACCOUNT UNDER THE 401(k) PLAN AND (ii) THE PORTION OF THE SHARES OF COMMON STOCK ALLOCATED TO ACCOUNTS OF PARTICIPANTS IN THE 401(k) PLAN FROM WHOM VOTING INSTRUCTIONS HAVE NOT BEEN RECEIVED ("UNVOTED SHARES"), IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN HEREIN AT THE ANNUAL MEETING AND ANY ADJOURNMENT, ON THE MATTERS SET FORTH ON THE REVERSE SIDE. YOUR INSTRUCTIONS TO THE TRUSTEE ARE CONFIDENTIAL. IF NO INSTRUCTIONS ARE GIVEN, THE SHARES ALLOCATED TO SUCH STOCKHOLDER'S ACCOUNT IN THE 401(k) PLAN WILL BE VOTED IN THE SOLE DISCRETION OF THE TRUSTEE.